Exhibit 99.1

Summit Midstream Partners, LP 2100 McKinney Avenue; Suite 1250 Dallas, Texas 75201

Summit Midstream Partners, LP Announces Pricing of Senior Notes

Dallas, Texas (June 12, 2013) — Summit Midstream Partners, LP (NYSE: SMLP) announced today the pricing of the previously announced offering by its wholly-owned subsidiary, Summit Midstream Holdings, LLC (“Summit Holdings”) and Summit Holdings’ wholly-owned subsidiary, Summit Midstream Finance Corp. (“Finance Corp.” and, together with Summit Holdings, the “Issuers”) of $300 million aggregate principal amount of senior unsecured notes due 2021 (the “notes”). The notes will be issued at par and bear interest at 7.500% per annum, payable semi-annually in arrears, beginning on January 1, 2014. The offering is expected to close on June 17, 2013, subject to customary closing conditions.

Summit Holdings will use the net proceeds from this offering to repay a portion of outstanding borrowings under its revolving credit facility.

The notes are being offered and sold to qualified institutional buyers under Rule 144A and outside the United States to non-U.S. persons in compliance with Regulation S of the Securities Act of 1933, as amended (the “Securities Act”).

The notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction. Unless they are registered, the notes may be offered only in transactions that are exempt from registration under the Securities Act or the securities laws of any other jurisdiction.

This press release does not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Forward Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause our actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 18, 2013 and other documents and reports filed from time to time with the SEC. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SOURCE: Summit Midstream Partners, LP

Contact:  Marc Stratton, Vice President and Treasurer, 214-242-1966, ir@summitmidstream.com